Exhibit 99.1

STARBASE NEGOTIATES SIGNIFICANT LEASE SAVINGS THROUGH TERMINATION OF ALEXANDRIA, VA. LEASE

SANTA ANA, Calif., Jan 29, 2002 (BUSINESS WIRE) -- Starbase Corp. (Nasdaq:SBAS), the leading provider of end-to-end collaborative products for the development and management of code and content for enterprise and e-business applications, today reported reaching a settlement for an early termination of the lease for the Alexandria, Va. office that was assumed in the worldweb.net acquisition.

The company will continue to maintain offices in the Washington, D.C. Metro area for the Starbase Federal Sales Group and the eXpressroom development team.

The size of the facility was much greater than was needed by Starbase. The company will save approximately $9,800,000 over the remaining term of the lease that was approximately eight years. In consideration for the early termination, Starbase agreed to forfeit the deposit of $1,124,000 of restricted cash and to leave excess office furniture.

"I am very pleased to have this lease obligation removed," stated Jim Harrer, president and COO of Starbase. "We are reviewing every single recurring expense to reduce both the short and long-term liabilities for the company. Expense reduction is a team effort and I am happy to announce I have received overwhelming support from every one of my teammates throughout Starbase to cut costs and control expenses. With multiple locations and approximately 250 employees this takes time, but I am confident we are on the road to improving overall shareholder value."

ABOUT STARBASE

Starbase is the leading provider of end-to-end collaborative products for both the development and management of integrated content and code for enterprise and e-business applications. Collaboration is the simultaneous coordination, management and communication of geographically dispersed contributors of both code and content for e-business applications.

With 3,500 Starbase customers worldwide the company's technology supports the continuous cycle of creating, linking and managing digital assets, which comprise complex e-business applications. Starbase products enable users with differing technical and functional backgrounds to collaborate on the production and management of Web sites and e-business initiatives from multiple locations.

Companies and organizations, including leading corporations such as Chase Bank, Dell Computer, Lucent Technologies, Motorola, Pepsico and Seagate Technology have selected Starbase products to manage their e-business development projects. Deloitte & Touche named Starbase to the prestigious "2001 Orange County/San Diego Technology Fast 50" program, a ranking of the 50 fastest growing technology companies in the area.

Starbase has headquarters at 4 Hutton Centre Drive, Suite 900, Santa Ana, Calif. 92707. Tel: 714/445-4400. Fax: 714/445-4404. Visit Starbase's Web site at
www.starbase.com.

FORWARD-LOOKING STATEMENTS



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When used in the  preceding  discussion,  the words  "believes,"  "expects,"  or
"intend to" and similar conditional expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, (i) conditions in the general economy or the software industry, (ii) the timely development and market acceptance of products and technologies, (iii) competitive factors, (iv) demand for team productivity software products, (v) sell-through of products in the sales channel and (vi) other risks described in Starbase Corp.'s SEC reports and filings.

Note to Editors: Starbase and its product names are trademarks of Starbase Corp. All other product and company names herein are trademarks of their respective owners.

CONTACT: Starbase Corp., Santa Ana
Doug Norman, 714/445-4440
Doug.Norman@starbase.com
URL: http://www.businesswire.com